Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 24, 2013, relating to the consolidated financial statements of Organovo Holdings, Inc. and Subsidiary, appearing in the Transition Report on Form 10-KT of Organovo Holdings, Inc. for the three months ended March 31, 2013, and for the period from Inception (April 19, 2007) through March 31, 2013, and our report dated March 15, 2013, relating to the consolidated financial statements of Organovo Holdings, Inc. and Subsidiary, appearing in the Annual Report on Form 10-K of Organovo Holdings, Inc. for the year ended December 31, 2012, and for the period from Inception (April 19, 2007) through December 31, 2012, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

July 17, 2013